EXHIBIT 99.1

Surmodics Reports Third Quarter of Fiscal Year 2024 Financial Results

July 31, 2024 07:00 a.m. ET

EDEN PRAIRIE, Minn. – Surmodics, Inc. (Nasdaq: SRDX), a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, today reported financial results for its third quarter ended June 30, 2024.

Third Quarter Fiscal 2024 Financial Summary

•
Total Revenue of $30.3 million, compared to $52.5 million in the prior-year period which included $24.6 million in license fee revenue recognized upon receipt of a $27.0 million milestone payment associated with obtaining FDA premarket approval of the SurVeil™ drug-coated balloon (“DCB”)
•
Total Revenue excluding SurVeil DCB license fee revenue(1) of $29.2 million, an increase of 10% year-over-year
•
GAAP net loss of $(7.6) million, compared to net income of $7.3 million in the prior-year period
•
Adjusted EBITDA(2) of $1.6 million, compared to $24.6 million in the prior-year period

Third Quarter and Recent Business Highlights

•
On May 29, 2024, Surmodics announced it had entered into a definitive agreement to be acquired by GTCR for $43.00 per share in cash, representing an approximate equity value of $627 million, subject to customary closing conditions, including approval by Surmodics’ shareholders and required regulatory approval. A special meeting of shareholders to vote on a proposal to approve the merger agreement and related matters has been scheduled for August 13, 2024.
•
On June 10, 2024, Surmodics announced it has been awarded a group purchasing agreement for thrombectomy products with Premier, Inc. (“Premier”), which is expected to expand national market reach for the company’s endovascular thrombectomy solutions. Effective June 1, 2024, the new agreement allows Premier members, at their discretion, to take advantage of special pricing and terms pre-negotiated by Premier for Surmodics’ Pounce™ and Pounce™ Venous Thrombectomy Systems.

“Our team’s focus and execution in the third quarter enabled us to deliver total revenue results consistent with the expectations shared on our most recent earnings call, benefiting from strength across multiple areas of our business,” said Gary Maharaj, President and CEO of Surmodics, Inc. “Specifically, we saw strong contributions from growth in both Medical Device product revenue – driven primarily by demand for our SurVeil DCB and Pounce thrombectomy products – and performance coating royalties and license fees, along with broad-based growth in sales of our In Vitro Diagnostics products as well.”

Third Quarter Fiscal 2024 Financial Results

	Three Months Ended June 30,		Increase (Decrease)
	2024	2023	$	%
Revenue:
Medical Device	$23,383	$46,014	$(22,631)	(49)%
In Vitro Diagnostics	6,958	6,469	489	8%
Total revenue	$30,341	$52,483	$(22,142)	(42)%

Total revenue decreased $22.1 million, or 42%, to $30.3 million, compared to $52.5 million in the third quarter of fiscal 2023. Excluding SurVeil DCB license fee revenue,(1) total revenue increased $2.6 million, or 10%, to $29.2 million, compared to $26.6 million in the third quarter of fiscal 2023.

Surmodics Third Quarter Fiscal 2024 Results

Medical Device revenue decreased $22.6 million, or 49%, to $23.4 million, compared to $46.0 million in the third quarter of fiscal 2023. Medical Device revenue included a total of $1.1 million in SurVeil DCB license fee revenue, compared to $25.9 million in the third quarter of fiscal 2023 – of which $24.6 million was revenue recognized on the $27.0 million milestone payment received in the period from Abbott Vascular, Inc. (“Abbott”) associated with obtaining FDA approval of the SurVeil DCB. Excluding SurVeil DCB license fee revenue,(1) Medical Device revenue increased $2.1 million, or 10%, to $22.2 million, compared to $20.1 million in the third quarter of fiscal 2023, driven primarily by product sales and performance coating royalties and license fee revenue. Medical Device product sales increased $1.4 million, or 15%, to $10.7 million, compared to $9.3 million in the third quarter of fiscal 2023, driven primarily by commercial shipments of the SurVeil DCB to Abbott, the company’s exclusive distribution partner for the product, and growth in sales of the Pounce thrombectomy device platform. Medical Device performance coating royalties and license fee revenue increased $1.0 million, or 13%, to $9.3 million, compared to $8.3 million in the third quarter of fiscal 2023, driven primarily by continued growth in customer utilization of Surmodics’ Serene™ hydrophilic coating. In Vitro Diagnostics (“IVD”) revenue increased $0.5 million, or 8%, to $7.0 million, compared to $6.5 million in the third quarter of fiscal 2023, driven by broad-based product sales growth.

Product gross profit(3) increased $0.4 million, or 4%, to $9.1 million, compared to $8.7 million in the third quarter of fiscal 2023. Product gross margin(3) was 51.9%, compared to 55.8% in the third quarter of fiscal 2023. The decrease in product gross margin was primarily driven by increased sales of SurVeil DCB, Pounce thrombectomy and Sublime™ radial access products as a proportion of total product sales, as these devices were not at scale, and product gross margins reflected the associated under-absorption and production inefficiencies, including expiration of inventory.

Operating costs and expenses, excluding product costs, increased $3.1 million, or 13%, to $27.3 million, compared to $24.2 million in the third quarter of fiscal 2023. The increase was primarily driven by $2.9 million of merger-related charges incurred in the third quarter of fiscal 2024 associated with the pending acquisition of Surmodics by GTCR, which were reported in selling, general and administrative expense. In addition, the third quarter of fiscal 2023 included a $0.8 million gain from the fair value adjustment of acquisition-related contingent consideration. These increases were offset, in part, by lower research and development expense, which decreased $1.5 million year-over-year primarily due to the transition of the SurVeil DCB to commercialization, as well as the timing of development and commercialization of Surmodics’ thrombectomy devices.

GAAP net loss was $(7.6) million, or $(0.53) per diluted share, compared to GAAP net income of $7.3 million, or $0.52 per diluted share in the third quarter of fiscal 2023. Non-GAAP net loss(4) was $(3.9) million, or $(0.27) per diluted share,(4) compared to Non-GAAP net income(4) of $7.3 million, or $0.52 per diluted share(4) in the third quarter of fiscal 2023.

Adjusted EBITDA(2) was $1.6 million, compared to Adjusted EBITDA(2) of $24.6 million in the third quarter of fiscal 2023.

Balance Sheet Summary

As of June 30, 2024, Surmodics reported $38.2 million in cash and investments, $5.0 million in outstanding borrowings on its revolving credit facility, and $25.0 million in outstanding borrowings on its term loan facility. The company had access to approximately $65.0 million in additional debt capital as of June 30, 2024 under its revolving credit and term loan facilities. Surmodics reported $2.0 million in cash used in operating activities and $1.0 million in capital expenditures in the third quarter of fiscal 2024. In the third quarter of fiscal 2024, cash and investments decreased by $2.8 million, which consisted of the change in the combined balance of cash and cash equivalents and investments in available-for-sale securities from March 31, 2024 to June 30, 2024.

Fiscal Year 2024 Financial Guidance

Surmodics is suspending its previously issued financial guidance for fiscal 2024 in light of the pending acquisition by GTCR.

Conference Call

Given the pending acquisition by GTCR, Surmodics will not be hosting a live webcast and conference call to discuss third quarter of fiscal 2024 financial results and accomplishments.

Surmodics Third Quarter Fiscal 2024 Results

About the Pending Acquisition of Surmodics by GTCR

On May 29, 2024, Surmodics announced it had entered into a definitive agreement to be acquired by GTCR, a leading private equity firm with a long track record of investment expertise across healthcare and healthcare technology. Under the terms of the agreement, affiliates of GTCR will acquire all outstanding shares of Surmodics (the “Merger”). Surmodics shareholders will receive $43.00 per share in cash, for a total equity valuation of approximately $627 million. The per-share acquisition price represents a 41.1% premium to Surmodics’ 30-trading day volume-weighted average closing price through May 28, 2024. Surmodics’ Board of Directors has unanimously approved the transaction and resolved to recommend that shareholders vote in favor of the transaction. The transaction remains subject to customary closing conditions, including approval by Surmodics shareholders and required regulatory approval. It will be financed through a combination of committed equity from funds affiliated with GTCR and committed debt financing. Upon completion of the transaction, Surmodics will be a privately held company and its common stock will no longer be listed on The Nasdaq Stock Exchange.

About Surmodics, Inc.

Surmodics, Inc. is a leading provider of performance coating technologies for intravascular medical devices and chemical and biological components for in vitro diagnostic immunoassay tests and microarrays. Surmodics also develops and commercializes highly differentiated vascular intervention medical devices that are designed to address unmet clinical needs and engineered to the most demanding requirements. This key growth strategy leverages the combination of the company’s expertise in proprietary surface modification and drug-delivery coating technologies, along with its device design, development and manufacturing capabilities. The company’s mission is to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that the company makes with the SEC.

Surmodics Third Quarter Fiscal 2024 Results

Safe Harbor for Forward-looking Statements

This press release, and disclosures related to it, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements regarding: the proposed Merger, including anticipated timing of the same; future success; our focus on disciplined expense management and optimization of working capital; our access to additional borrowings under our existing credit agreement; our ability to capitalize on the key near-term growth catalysts in our vascular interventions portfolio by facilitating the adoption and utilization of SurVeil DCB products, Pounce thrombectomy products, and Sublime radial access products; the potential for Abbott’s sales team to use the results of the TRANSCEND trial with potential SurVeil DCB physician users; Abbott’s progress in the market as they work to facilitate the adoption of the SurVeil DCB; our ability to obtain long-term growth by developing and introducing new products and line extensions to enhance our existing Pounce, Sublime, and medical device performance coatings portfolios; the likely key drivers of adoption of the Pounce Venous Thrombectomy System; whether we will continue to enhance and strengthen our position as an industry-leading provider of performance coating technologies; our ability to obtain durable revenue growth and cash flow generation across our core performance coatings and IVD products; being well-capitalized to support future growth objectives; being well positioned to achieve and deliver strong, sustained revenue growth; and delivering sustained improvements in our underlying profitability profile, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, without limitation: (1) risks related to the consummation of the proposed Merger, including the risks that (a) the Merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain shareholder approval of the merger agreement for the Merger (the “Merger Agreement”), (c) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (d) other conditions to the consummation of the Merger under the Merger Agreement may not be satisfied, (e) all or part of GTCR’s financing may not become available, and (f) the significant limitations on remedies contained in the Merger Agreement may limit or entirely prevent the company from specifically enforcing the buyer’s obligations under the Merger Agreement or recovering damages for any breach by the buyer; (2) the effects that any termination of the Merger Agreement may have on the company or its business, including the risks that (a) the company’s stock price may decline significantly if the Merger is not completed, (b) the Merger Agreement may be terminated in circumstances requiring the company to pay the buyer a termination fee of $20,380,000, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the Merger; (3) the effects that the announcement or pendency of the Merger may have on the company and its business, including the risks that as a result (a) the company’s business, operating results or stock price may suffer, (b) the company’s current plans and operations may be disrupted, (c) the company’s ability to retain or recruit key employees may be adversely affected, (d) the company’s business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (e) the company’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the Merger Agreement places on the company’s ability to operate its business, return capital to shareholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including proceedings related to the Merger and instituted against the company and others; (6) the risk that the Merger and related transactions may involve unexpected costs, liabilities or delays; (7) our ability to successfully commercialize our SurVeil DCB (including realization of the full potential benefits of our agreement with Abbott), Sundance™ DCB, and other proprietary products; (8) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market, and sell products incorporating our technologies; (9) possible adverse market conditions and possible adverse impacts on our cash flows; (10) our ability to successfully and profitably produce and commercialize our vascular intervention products; (11) supply chain constraints; (12) whether our operating expenses are effective in generating profitable revenues; (13) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and subsequent SEC filings. These reports are available in the Investors section of our website at https://surmodics.gcs-web.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Surmodics Third Quarter Fiscal 2024 Results

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Surmodics is reporting non-GAAP financial results including total revenue excluding SurVeil DCB license fee revenue, Medical Device revenue excluding SurVeil DCB license fee revenue, EBITDA and Adjusted EBITDA, non-GAAP operating (loss) income, non-GAAP operating (loss) income percentage, non-GAAP (loss) income before income taxes, non-GAAP net (loss) income, and non-GAAP (loss) income per diluted share. We believe that these non-GAAP measures, when read in conjunction with the company’s GAAP financial statements, provide meaningful insight into our operating performance excluding certain event-specific matters, and provide an alternative perspective of our results of operations. We use non-GAAP measures, including those set forth in this release, to assess our operating performance and to determine payouts under our executive compensation programs. We believe that presentation of certain non-GAAP measures allows investors to review our results of operations from the same perspective as management and our board of directors and facilitates comparisons of our current results of operations. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact on our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for the specific periods presented, which are attached to this release.

Surmodics Third Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Product sales	$17,562	$15,667	$54,488	$45,251
Royalties and license fees	10,458	34,153	31,048	52,347
Research, development and other	2,321	2,663	7,315	7,016
Total revenue	30,341	52,483	92,851	104,614
Operating costs and expenses:
Product costs	8,448	6,921	24,352	17,926
Research and development	9,765	11,232	28,658	36,899
Selling, general and administrative	16,627	12,874	42,257	39,077
Acquired intangible asset amortization	870	879	2,616	2,659
Restructuring expense	—	—	—	1,282
Contingent consideration gain	—	(835)	—	(829)
Total operating costs and expenses	35,710	31,071	97,883	97,014
Operating (loss) income	(5,369)	21,412	(5,032)	7,600
Other expense, net	(442)	(763)	(1,337)	(2,324)
(Loss) income before income taxes	(5,811)	20,649	(6,369)	5,276
Income tax expense	(1,743)	(13,303)	(1,724)	(13,506)
Net (loss) income	$(7,554)	$7,346	$(8,093)	$(8,230)

Basic net (loss) income per share	$(0.53)	$0.52	$(0.57)	$(0.59)
Diluted net (loss) income per share	$(0.53)	$0.52	$(0.57)	$(0.59)

Weighted average number of shares outstanding:
Basic	14,170	14,050	14,141	14,020
Diluted	14,170	14,072	14,141	14,020

Surmodics Third Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	September 30,
	2024	2023
Assets	(Unaudited)	(See Note)
Current Assets:
Cash and cash equivalents	$24,301	$41,419
Available-for-sale securities	13,874	3,933
Accounts receivable, net	13,390	10,850
Contract assets, current	10,021	7,796
Inventories	15,405	14,839
Prepaids and other	3,365	7,854
Total Current Assets	80,356	86,691
Property and equipment, net	25,319	26,026
Intangible assets, net	23,702	26,206
Goodwill	43,355	42,946
Other assets	4,681	3,864
Total Assets	$177,413	$185,733
Liabilities and Stockholders’ Equity
Current Liabilities:
Deferred revenue	3,681	4,378
Other current liabilities	16,515	19,576
Total Current Liabilities	20,196	23,954
Long-term debt, net	29,517	29,405
Deferred revenue	—	2,400
Other long-term liabilities	9,556	10,064
Total Liabilities	59,269	65,823
Total Stockholders’ Equity	118,144	119,910
Total Liabilities and Stockholders’ Equity	$177,413	$185,733

Note: Derived from audited financial statements as of the date indicated.

Surmodics Third Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

(Unaudited)

	Nine Months Ended June 30,
	2024	2023
Operating Activities:
Net loss	$(8,093)	$(8,230)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,555	6,365
Stock-based compensation	6,138	5,662
Deferred taxes	(262)	(187)
Other	394	217
Change in operating assets and liabilities:
Accounts receivable and contract assets	(5,533)	(1,825)
Inventories	(566)	(2,790)
Prepaids and other	3,965	(961)
Accounts payable	185	(669)
Accrued liabilities	(3,249)	(2,474)
Income taxes	153	15,583
Deferred revenue	(3,097)	(1,427)
Net cash (used in) provided by operating activities	(3,410)	9,264
Investing Activities:
Purchases of property and equipment	(2,950)	(2,170)
Purchases of available-for-sale securities	(25,445)	—
Maturities of available-for-sale securities	16,000	—
Net cash used in investing activities	(12,395)	(2,170)
Financing Activities:
Payments of short-term borrowings	—	(10,000)
Proceeds from issuance of long-term debt	—	29,664
Payments of debt issuance costs	—	(614)
Issuance of common stock	663	803
Payments for taxes related to net share settlement of equity awards	(1,120)	(888)
Payments for acquisition of in-process research and development	(931)	(978)
Net cash (used in) provided by financing activities	(1,388)	17,987
Effect of exchange rate changes on cash and cash equivalents	75	500
Net change in cash and cash equivalents	(17,118)	25,581
Cash and Cash Equivalents:
Beginning of period	41,419	18,998
End of period	$24,301	$44,579

Surmodics Third Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Supplemental Revenue Information
(in thousands)

(Unaudited)

	Three Months Ended June 30,		Increase (Decrease)
	2024	2023	$	%
Medical Device Revenue
Product sales	$10,726	$9,299	$1,427	15%
Royalties & license fees – performance coatings	9,324	8,286	1,038	13%
License fees – SurVeil DCB(1)	1,134	25,867	(24,733)	(96)%
R&D and other	2,199	2,562	(363)	(14)%
Medical Device revenue	23,383	46,014	(22,631)	(49)%

In Vitro Diagnostics Revenue
Product sales	6,836	6,368	468	7%
R&D and other	122	101	21	21%
In Vitro Diagnostics revenue	6,958	6,469	489	8%
Total Revenue	$30,341	$52,483	$(22,142)	(42)%

Medical Device Revenue, excluding SurVeil DCB license fees(1)	$22,249	$20,147	$2,102	10%
Total Revenue, excluding SurVeil DCB license fees(1)	$29,207	$26,616	$2,591	10%

	Nine Months Ended June 30,		Increase (Decrease)
	2024	2023	$	%
Medical Device Revenue
Product sales	$33,776	$25,593	$8,183	32%
Royalties & license fees – performance coatings	27,855	23,853	4,002	17%
License fees – SurVeil DCB(1)	3,193	28,494	(25,301)	(89)%
R&D and other	6,930	6,799	131	2%
Medical Device revenue	71,754	84,739	(12,985)	(15)%

In Vitro Diagnostics Revenue
Product sales	20,712	19,658	1,054	5%
R&D and other	385	217	168	77%
In Vitro Diagnostics revenue	21,097	19,875	1,222	6%
Total Revenue	$92,851	$104,614	$(11,763)	(11)%

Medical Device Revenue, excluding SurVeil DCB license fees(1)	$68,561	$56,245	$12,316	22%
Total Revenue, excluding SurVeil DCB license fees(1)	$89,658	$76,120	$13,538	18%

Surmodics Third Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Supplemental Segment Information
(in thousands)

(Unaudited)

	Three Months Ended June 30,		Increase (Decrease)
	2024	2023	$
Operating (Loss) Income:
Medical Device	$(2,288)	$21,777	$(24,065)
In Vitro Diagnostics	3,153	2,866	287
Total segment operating income	865	24,643	(23,778)
Corporate	(6,234)	(3,231)	(3,003)
Total Operating (Loss) Income	$(5,369)	$21,412	$(26,781)

	Nine Months Ended June 30,		Increase (Decrease)
	2024	2023	$
Operating (Loss) Income:
Medical Device	$(2,210)	$7,483	$(9,693)
In Vitro Diagnostics	9,633	9,450	183
Total segment operating income	7,423	16,933	(9,510)
Corporate	(12,455)	(9,333)	(3,122)
Total Operating (Loss) Income	$(5,032)	$7,600	$(12,632)

Surmodics Third Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation: EBITDA and Adjusted EBITDA
(in thousands)

(Unaudited)

	Three Months Ended June 30,		Increase (Decrease)
	2024	2023	$
Net (loss) income	$(7,554)	$7,346	$(14,900)
Income tax expense	1,743	13,303	(11,560)
Depreciation and amortization	2,126	2,151	(25)
Interest expense, net	879	884	(5)
Investment income, net	(488)	(182)	(306)
EBITDA	(3,294)	23,502	(26,796)

Adjustments:
Stock-based compensation expense	2,044	1,915	129
Merger-related charges(5)	2,864	—	2,864
Contingent consideration fair value adjustment(6)	—	(829)	829
Adjusted EBITDA	$1,614	$24,588	$(22,974)

	Nine Months Ended June 30,		Increase (Decrease)
	2024	2023	$
Net loss	$(8,093)	$(8,230)	$137
Income tax expense	1,724	13,506	(11,782)
Depreciation and amortization	6,555	6,365	190
Interest expense, net	2,656	2,594	62
Investment income, net	(1,487)	(531)	(956)
EBITDA	1,355	13,704	(12,349)

Adjustments:
Stock-based compensation expense	6,138	5,662	476
Merger-related charges(5)	2,864	—	2,864
Restructuring expense(7)	—	1,282	(1,282)
Contingent consideration fair value adjustment(6)	—	(829)	829
Adjusted EBITDA	$10,357	$19,819	$(9,462)

Surmodics Third Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries

GAAP to Non-GAAP Reconciliation: Net (Loss) Income and Diluted EPS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2024
	Operating Loss		Loss Before Income Taxes	Net Loss(9)	Diluted EPS
GAAP	$(5,369)	(17.7)%	$(5,811)	$(7,554)	$(0.53)
Adjustments:
Amortization of acquired intangible assets(8)	870	2.9%	870	810	0.06
Merger-related charges(5)	2,864	9.4%	2,864	2,864	0.20
Non-GAAP	$(1,635)	(5.4)%	$(2,077)	$(3,880)	$(0.27)
Diluted weighted average shares outstanding(10)					14,170

	Three Months Ended June 30, 2023
	Operating Income		Income Before Income Taxes	Net Income(9)	Diluted EPS
GAAP	$21,412	40.8%	$20,649	$7,346	$0.52
Adjustments:
Amortization of acquired intangible assets(8)	879	1.7%	879	813	0.06
Contingent consideration fair value adjustment(6)	(829)	(1.6)%	(829)	(829)	(0.06)
Non-GAAP	$21,462	40.9%	$20,699	$7,330	$0.52
Diluted weighted average shares outstanding(10)					14,072

	Nine Months Ended June 30, 2024
	Operating (Loss) Income		Loss Before Income Taxes	Net Loss(9)	Diluted EPS
GAAP	$(5,032)	(5.4)%	$(6,369)	$(8,093)	$(0.57)
Adjustments:
Amortization of acquired intangible assets(8)	2,616	2.8%	2,616	2,420	0.17
Merger-related charges(5)	2,864	3.1%	2,864	2,864	0.20
Non-GAAP	$448	0.5%	$(889)	$(2,809)	$(0.20)
Diluted weighted average shares outstanding(10)					14,141

	Nine Months Ended June 30, 2023
	Operating Income		Income Before Income Taxes	Net Loss(9)	Diluted EPS
GAAP	$7,600	7.3%	$5,276	$(8,230)	$(0.59)
Adjustments:
Amortization of acquired intangible assets(8)	2,659	2.5%	2,659	2,467	0.18
Restructuring expense(7)	1,282	1.2%	1,282	1,282	0.09
Contingent consideration fair value adjustment(6)	(829)	(0.8)%	(829)	(829)	(0.06)
Non-GAAP	$10,712	10.2%	$8,388	$(5,310)	$(0.38)
Diluted weighted average shares outstanding(10)					14,020

Surmodics Third Quarter Fiscal 2024 Results

(1)
SurVeil DCB license fee revenue represents revenue recognition on milestone payments received under the company’s Development and Distribution Agreement with Abbott (“Abbott Agreement”). For further details, refer to Supplemental Revenue Information.
(2)
For the calculation of Adjusted EBITDA, refer to GAAP to Non-GAAP Reconciliation: EBITDA and Adjusted EBITDA.
(3)
Product gross profit equals product sales less product costs, as reported on the condensed consolidated statements of operations. Product gross margin equals product gross profit as a percentage of product sales.
(4)
For the calculation of Non-GAAP net (loss) income and Non-GAAP (loss) income per diluted share (also referred to as Non-GAAP diluted EPS), refer to GAAP to Non-GAAP Reconciliation: Net (Loss) Income and Diluted EPS.
(5)
Merger-related charges consisted of expenses specifically associated with the proposed acquisition of Surmodics by GTCR, which were reported in selling, general and administrative expense on the condensed consolidated statements of operations. Merger-related charges were not tax deductible.
(6)
Contingent consideration fair value adjustment represented accounting adjustments to state acquisition-related contingent consideration liabilities at their estimated fair value as of the period end date related to changes in the timing and/or probability of achieving milestones.
(7)
Restructuring expense consisted of severance and related costs specifically associated with a workforce restructuring implemented in the second quarter of fiscal 2023.
(8)
Represents amortization of business acquisition-related intangible assets and associated tax impact. A significant portion of the business acquisition-related amortization is not tax deductible.
(9)
Net (loss) income includes the effect of GAAP to Non-GAAP adjustments on income tax expense, taking into account deferred taxes net of valuation allowances, as well as non-deductible items. Income tax impacts were estimated using the applicable statutory rate (21% in the U.S. and 12.5% in Ireland).
(10)
Diluted weighted average shares outstanding used in the calculation of EPS was the same for GAAP EPS and Non-GAAP EPS for the three and nine month periods ended June 30, 2024 and 2023.

Surmodics Investor Inquiries

Jack Powell, Investor Relations

ir@surmodics.com